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                                                                    EXHIBIT 10.2


                               GUARANTY AGREEMENT

  This Guaranty Agreement dated as of September 30, 1997, is made by CRYSTAL OIL COMPANY, a Louisiana corporation ("Guarantor"), in favor of MAHONIA LIMITED, a company incorporated under the laws of Jersey ("Beneficiary").

  WHEREAS, Crystal Properties and Trading Company, a corporation organized under the laws of the State of Nevada ("Seller"), and Beneficiary have entered into the Forward Sale Contracts;

  WHEREAS, Seller is a wholly-owned Subsidiary of Guarantor;

  WHEREAS, pursuant to the Forward Sale Contracts, Seller agrees to deliver to Beneficiary certain volumes of Crude Oil and Natural Gas deliverable at various locations; and

  WHEREAS, the guaranties provided in this Agreement are reasonably expected to benefit, directly or indirectly, Guarantor; and it is in the best interest of Guarantor to provide the guaranties set forth hereunder, and such guaranties are necessary or convenient to the conduct, promotion or attainment of the business of Guarantor.

  NOW, THEREFORE, in consideration of the premises and in order to induce Beneficiary to enter into the Forward Sale Contracts with Seller, Guarantor hereby agrees as follows:

                  ARTICLE I - DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement (including the recitals), the following terms shall have the following meanings:

  "Agreement" shall mean this Guaranty Agreement, as the same may be amended or modified from time to time.

  "Events of Default" shall have the meaning assigned such term in Section
5.01.

  "Excepted Liens" shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (ii) operator's, vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties or statutory landlord's Liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iii) any Liens reserved in leases, farmouts, gas sales contracts or similar agreements for rent or royalties and for compliance with the terms of the agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by Guarantor or any Subsidiary or materially impair the value of such property subject thereto; (iv) Liens created by this Agreement or the Forward Sale

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Contracts; and (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other property of Guarantor or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other property which in the aggregate do not materially impair the use of such rights of way or other property for the purposes of which such rights of way and other property are held by Guarantor or any Subsidiary or materially impair the value of such property subject thereto.

  "Forward Sale Contracts" shall mean (i) the Crude Oil Forward Sale Contract dated of even date herewith between Seller and Beneficiary, as the same may be amended or modified from time to time; and (ii) the Natural Gas Forward Sale Contract dated of even date herewith between Seller and Beneficiary, as the same may be amended or modified from time to time.

  "Margin Agreement" shall mean the Margin Agreement dated of even date herewith between Seller and Beneficiary, as the same may be amended or modified from time to time.

  "Obligations" shall have the meaning assigned such term in Section 2.01(a).

Section 1.02 Other Definitions. Other capitalized terms used in this Agreement, unless otherwise defined in Section 1.01, shall have the meaning given such terms in the Forward Sale Contracts and the Margin Agreement.

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be constructed in accordance with, and certificates of compliance with financial covenants shall be based on, GAAP; provided, however, the financial statements and reports required pursuant to Section 4.01(b) shall be prepared in accordance with generally accepted accounting principles consistently applied except to the extent stated therein.

                             ARTICLE II - GUARANTY

Section 2.01 Guaranty. Guarantor hereby unconditionally guarantees to Beneficiary, the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all payment obligations associated with the performance obligations of Seller, now or hereafter existing under the Forward Sale Contracts, (all of such payment obligations under the Forward Sale Contracts, being referred to herein as the "Obligations"), and any and all expenses (including reasonable counsel fees and expenses) incurred by Beneficiary in enforcing any rights under this Guaranty, provided that all payments by Guarantor under this Section 2.01 shall be made in immediately available funds within five (5) Business Days following Beneficiary's demand therefor given in writing to Guarantor (which demand will set forth the basis and calculation of the amount for which demand is made).

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Section 2.02  Guaranty Absolute.  Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Forward Sale Contracts. The liability of Guarantor under this Agreement shall be absolute and unconditional irrespective of:

  (a) any lack of validity or enforceability of the Forward Sale Contracts, the Margin Agreement or any other agreement or instrument relating thereto;

  (b) any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the terms of the Forward Sale Contracts or the Margin Agreement or the rights of Beneficiary with respect thereto;

  (c) any change in the time, manner or place of performance or payment of, or in any other term of, the Obligations or any other amendment, extension or waiver of or any consent to departure from the Forward Sale Contracts or any Confirmation Letter;

  (d) the existence of, or any release or amendment or waiver of or consent to departure from, any other guaranty, for all or any of the Obligations;

  (e) the existence of, or any release or amendment or waiver of or consent to departure from the Margin Agreement; or

  (f) any assignment or merger by Seller permitted by any of the Forward Sale Contracts.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Beneficiary for any reason, including, without limitation, the insolvency, bankruptcy or reorganization of Guarantor, Seller or otherwise, all as though such payment had not been made; and, in such event, Guarantor will pay to Beneficiary an amount equal to any such payment that has been rescinded or returned. This Guaranty shall be absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a defense available to a guarantor or Seller or a legal or equitable discharge of a surety or guarantor except indefeasible payment in full of the Obligations. The provisions of this paragraph will survive any release or termination of this Agreement. If and to the extent that Guarantor makes any payment to Beneficiary or to any other Person pursuant to or in respect of this Guaranty, any claim which Guarantor may have against Seller by reason thereof shall be subject and subordinate to the prior indefeasible payment in full in cash of the Obligations.

Section 2.03 Waiver. Except as otherwise set forth herein, Guarantor hereby waives, to the extent permitted by law, promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that Beneficiary protect, secure, perfect or insure any collateral or exhaust any right or take any action against Seller or any other Person or any collateral.





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                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties. Guarantor hereby represents and warrants as follows:

  (a) Existence. Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate powers and governmental licenses, authorizations, consents and approvals required to own its properties and carry on its business as now conducted.

  (b) Authority. The execution, delivery and performance by Guarantor of this Agreement are within Guarantor's corporate powers, have been duly authorized by all necessary corporate action, and require, in respect of Guarantor, no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of law or regulation applicable to Guarantor or the certificate of incorporation or by-laws of Guarantor or any judgment, injunction, order, decree or material ("material" for the purposes of this representation meaning creating a liability of $5,000,000 or more) agreement binding upon Guarantor or result in the creation or imposition of any Lien on any asset of Guarantor.

  (c) Binding Obligations. This Agreement has been duly executed and delivered by Guarantor and is the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

  (d)  Financial Statements.

  (i) The audited consolidated balance sheet of the Guarantor and its Subsidiaries as of December 31, 1996, and the related audited consolidated statements of income, cash flows and changes in stockholders' equity accounts for the fiscal year then ended, and the unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as of June 30, 1997, and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity accounts for the fiscal quarter then ended, copies of which have been delivered to Beneficiary, fairly present, in conformity with GAAP, except as otherwise expressly noted therein, the consolidated financial position of the Guarantor and its Subsidiaries as of such dates and their consolidated results of operations and changes in financial position for such fiscal periods, subject (in the case of the unaudited balance sheet and statements) to changes resulting from audit and normal year-end adjustments.

  (ii) Since December 31, 1996, and through the date hereof there has been no material adverse change in the business, consolidated financial position or consolidated results of operations of Guarantor and its Consolidated Subsidiaries, considered as a whole.

  (e) Litigation. Except as disclosed in the Guarantor's Form 10-K for the year ended December 31, 1996, any Form 8-Ks subsequently filed, or the Guarantor's Form 10-Q for the quarter ended June 30, 1997, which were delivered to the Beneficiary prior to the date hereof, there is no action, suit or proceeding pending against Guarantor or any of its Subsidiaries, or to the knowledge of Guarantor threatened against Guarantor or any of its Subsidiaries, before any court or arbitrator or any governmental





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body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of Guarantor and its Consolidated Subsidiaries taken as a whole or which in any manner draws into question the validity of this Agreement, the Forward Sale Contracts or the Margin Agreement.

                             ARTICLE IV - COVENANTS

Section 4.01 Affirmative Covenants. Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid, Guarantor will, unless Beneficiary shall otherwise consent in writing:

  (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority to the extent non-compliance therewith would have a material and adverse effect on Guarantor and its Subsidiaries taken as a whole, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

  (b)  Reporting Requirements.  Furnish to Beneficiary:

   (i) (1) promptly after the sending or filing thereof, a copy of each of the Guarantor's reports on Form 8-K (or any comparable form), (2) promptly after the filing or sending thereof, and in any event within 75 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, a copy of the Guarantor's report on Form 10-Q (or any comparable form) for such quarter, which report will include the Guarantor's quarterly unaudited consolidated financial statements as of the end of and for such quarter, and (3) promptly after the filing or sending thereof, and in any event within 135 days after the end of each fiscal year of the Guarantor, a copy of the Guarantor's annual report on form 10-K (or any comparable form) for such year, which annual report will include the Guarantor's annual audited consolidated financial statements as of the end of and for such year;

   (ii) simultaneously with the delivery of each of the annual or quarterly reports referred to in clause (i) above, a certificate of the chief financial officer or the chief accounting officer of the Guarantor in a form acceptable to the Beneficiary, (x) setting forth in reasonable detail the calculations required to establish whether a Trigger Event has occurred on the date of the financial statements contained in such report and (y) stating whether there exists on the date of such certificate any Event of Default or Trigger Event or event, which, with the giving of notice or lapse of time, or both, would constitute an Event of Default or Trigger Event, and, if so, setting forth the details thereof and the action which the Guarantor has taken and proposes to take with respect thereto;

   (iii) as soon as possible and in any event within five days after an executive officer of the Guarantor having obtained knowledge thereof, notice of the occurrence of any Event of Default or any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such notice, and a statement of the chief financial officer of the Guarantor setting forth details of such Event of Default or event and the action which the Guarantor has taken and proposes to take with respect thereto; and





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   (iv)  such other information respecting the condition or operations, financial or otherwise relevant to this Agreement and the Forward Sale Contracts and Guarantor's ability to perform its obligations hereunder as Beneficiary may from time to time reasonably request.

  (c) Preservation of Corporate Existence, Etc. Preserve and maintain its legal existence, rights and franchises; provided, however, that this Section 4.01(c) shall not apply to any transactions or matters permitted by Section
4.02 or to the termination of rights or franchises of the Guarantor pursuant to any lease, sale, transfer or other disposition of assets by the Guarantor, and provided, further, that the Guarantor shall not be required to preserve any right or franchise if the Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor and that the loss thereof is not disadvantageous in any material respect to the Beneficiary.

  (d) Ownership of Seller. Continue to be the direct or indirect beneficial owner of 100% of the capital stock of Seller.

  (e)  Engineering Reports.

   (i) Not less than 90 days after each January 1st of each year, commencing January 1, 1998, Guarantor shall furnish to Beneficiary a Reserve Report, which shall be prepared by certified independent petroleum engineers or internally by Guarantor, at the option of the Guarantor.

   (ii) With the delivery of each Reserve Report, Guarantor shall provide to Beneficiary a certificate from a responsible officer certifying that, to the best of such officer's knowledge, in all material respects: (A) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, and (B) except as set forth on an exhibit to the certificate, on a net basis there are no material gas imbalances, take or pay or other prepayments with respect to the Designated Fields which would require Seller to deliver hydrocarbons produced from such fields at some future time without then or thereafter receiving full payment therefor in excess of the volumes presold under the Forward Sale Contracts.

   (iii) Upon written request of Beneficiary, within 30 days after Guarantor's receipt of such request, Guarantor shall provide production reports by lease for the Designated Fields for the calendar month immediately preceding the month during which such request was made.

Section 4.02 Negative Covenant. Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid, Guarantor will not, unless Beneficiary shall otherwise consent in writing:

  (a) Mergers. Merge or consolidate with or into, any Person, unless (i) Guarantor is the survivor either by operation of law or by agreement, or (ii) the surviving Person, if not Guarantor, is organized under the laws of the United States or a state thereof and assumes all obligations of Guarantor under this Agreement, provided, in each case that immediately after giving effect to such proposed transaction, no Event of Default or event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default would exist or result.





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  (b)  Liens.  Create, incur, assume or permit to exist any Lien on its interests in the Designated Fields, except for Excepted Liens.

  (c) Business of Seller. Guarantor agrees that it will not permit Seller to materially change it business as contemplated in the Articles of Incorporation of Seller as in effect on the date hereof or permit Seller to amend its Articles of Incorporation at any time prior to January 20, 1999.

  (d) Working Capital. Guarantor agrees that it will maintain the amount of its Working Capital at not less than $12,000,000.

                         ARTICLE V - EVENTS OF DEFAULT

Section 5.01 Events of Default. An "Event of Default" shall exist if any of the following events shall occur and be continuing:

  (a) Any representation or warranty made by Guarantor under or in connection with this Agreement shall prove to have been incorrect in any material respect when made and such materiality is continuing; or

  (b) Guarantor shall fail to perform or observe any material term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for twenty-five (25) days after written notice thereof shall have been given to Guarantor by Beneficiary; provided that such grace period shall not apply to Guarantor's payment obligations under Section 2.01; or

  (c) Guarantor or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Guarantor or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of forty-five (45) days; or Guarantor or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 5.01(c); or

  (d) Any provision of this Agreement after execution and delivery thereof for any reason is not or ceases to be valid and binding on Guarantor, or Guarantor or any of its Subsidiaries shall so state in writing; or

  (e) Guarantor or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in the principal amount of at least $5,000,000 in the aggregate, of Guarantor or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or other otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument





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relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a result of the giving of notice of a voluntary prepayment), prior to the stated maturity thereof.

                           ARTICLE VI - MISCELLANEOUS

Section 6.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by Guarantor and Beneficiary.

Section 6.02 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier or cable communication) delivered, if to Guarantor, at its address at 229 Milam, Shreveport, Louisiana 71101, Attention: Chief Financial Officer (telecopier number (318) 677-5515; if to Beneficiary, at its address at 22 Grenville Street, St. Helier, Jersey, Channel Islands JE1 1BL, Attention: Ian James (Telecopier No.: 44-1534-609333), with a copy to: The Chase Manhattan Bank, 270 Park Avenue, 8th Floor, New York, New York 10017, Attention: Alex Mintcheff (telecopy number (212) 834-6084). All such notices and communications shall, if mailed, be effective three (3) days after being deposited in the mails, when sent by telecopier to Guarantor or Beneficiary to the telecopier numbers set forth above (or such other telecopy number specified by Guarantor or Beneficiary in a written notice to the other party) and receipt thereof is acknowledged by such party, or when delivered to a courier and written confirmation of delivery is received back from such courier.

Section 6.03 No Waiver; Cumulative Rights and Remedies. No failure on the part of Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Each of the rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law or in any other documents.

Section 6.04 Continuing Guaranty. The obligations of Guarantor under Article II of this Agreement shall be continuing and (a) remain in full force and effect until indefeasible payment in full of the Obligations and all other amounts payable under this Agreement and the Forward Sale Contracts, (b) be binding upon Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by Beneficiary and its successors, transferees and assigns (including any person holding a security interest in Beneficiary's rights hereunder); and accordingly, "Beneficiary" shall be construed to include Beneficiary's successors, transferees, and assigns and holders of such security interests.

Section 6.05 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 6.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

Section 6.08 Third Party Beneficiaries. There are no third-party beneficiaries to this Agreement.





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Section 6.09  Assignment.  Neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Without the consent of Guarantor, Beneficiary may assign this Agreement to any Person as security for any financing or hedging provided to Beneficiary by such Person and such Person may exercise, upon default by Beneficiary of its agreements with such Person, the rights of Beneficiary hereunder. Upon notice to Guarantor of any such assignment, Beneficiary will agree to substitute the secured party for Beneficiary hereunder.





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  IN WITNESS WHEREOF, Guarantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                                CRYSTAL OIL COMPANY



                                                By:_______________________
                                                        J.A. Ballew
                                                        Senior Vice President





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